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                                                                   EXHIBIT 23(A)

                        CONSENT OF KPMG PEAT MARWICK LLP

The Board of Directors
Firstar Corporation:

     We consent to incorporation by reference in the Registration Statement on Form S-3 of Firstar Corporation of our report dated January 19, 1995, relating to the consolidated balance sheets of Firstar Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the December 31, 1994 annual report on Form 10-K as amended by Amendment No. 1 on Form 10-K/A of Firstar Corporation and to the reference to our firm under the heading "Experts" in the Registration Statement.

                                          KPMG Peat Marwick LLP

Milwaukee, Wisconsin
August 7, 1995